Exhibit 99.1

October 19, 2004

For Immediate Release

Contact:

Jane A. Freeman

Senior Vice President and

Chief Financial Officer

Scientific Learning Corporation

(510) 625-2284

jfreeman@scilearn.com

Scientific Learning Delays Quarterly

Results Release

Oakland, CA, October 19, 2004 - Scientific Learning (NASDAQ: SCIL) today announced that it has rescheduled the release of its financial results for the quarter ended September 30, 2004. The Company will discuss this delay in its previously-scheduled conference call on Tuesday, October 19, 2004 at 5:00 p.m. ET/2:00 p.m. PT.

The Company and its outside auditors are reconsidering the length of the revenue recognition period for contracts that include the online Progress Tracker information tracking and reporting system. The revenue from such agreements may be required to be recognized ratably over the full term of Progress Tracker access, which would spread revenue over a longer period. For multi-year contracts, which are relatively few in number but large in size, the revenue recognition period could be up to five years. For our more common transactions, which have a one-year access period, the shift in revenue recognition timing would be within that one-year period. The Company may be required to restate its previously reported financial results. In addition, the change being considered would lead to a material shortfall in revenue and earnings compared to prior guidance for the third quarter and the full year. The issues under discussion do not include any questions about cash flow or about whether these sales can be recorded as revenue. The issues are technical accounting issues; there have been no suggestions of improprieties or misconduct.

“We are working diligently with our outside auditors, and our goal is to complete our work on these accounting issues and announce our results as soon as possible,” said Robert C. Bowen, Chairman and Chief Executive Officer. “Prior to this accounting issue arising, we expected to report third quarter revenue at the high end of, and earnings above, our estimated range. Cash collections during the quarter were strong, and we ended the quarter with $10.3 million in cash and cash equivalents and no debt. However, booked sales in the third quarter were well below the estimated range, due largely to hurricanes and flooding in the southeast and superintendent changes in a key state. We believe that these sales have been deferred rather than lost, and we anticipate full year sales growth to be at the high end of or above our target range of 20% to 30%.”

The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 1-800-901-5248 (domestic) or 617-786-4512 (international). The access code “17660641” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation.

A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call. Scientific Learning makes its third quarter financial results webcast available to the general public in accordance with the Securities and Exchange Commission’s fair disclosure policies.

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.